Exhibit 10.8

RIDDELL BELL HOLDINGS, INC.

As of October 1, 2004

Mr. Terry G. Lee

Bell Sports, Inc.

8801 E. Raintree Drive, Suite 200

Scottsdale, Arizona 85260

Dear Terry:

This letter confirms the agreement between you and Riddell Bell Holdings, Inc. (the “Company”) concerning the consulting services you will provide to the Company and its Affiliates Bell Sports, Inc. and Bell Power Sports (together, “Bell Sports”).

1. Term. You will begin services under this Agreement as of the first business day following the Closing Date (as defined below) and, unless this Agreement is terminated early, those services will continue until the first anniversary of the Closing Date with this agreement automatically extending for successive terms of one year each unless either you or the Company gives the other notice of non–extension of this agreement at least 6 months prior to the expiration of the initial term or any subsequent term. References below to “the term” mean the initial term and any extensions.

2. Consulting Services. During the term of this Agreement, you will serve on the Board of Directors of the Company (the “Board”) and will provide advice and other consulting services with respect to acquisition strategies, product liability and such other matters reasonably related to your skills and experience as the Company reasonably may request from time to time. You agree to devote your best efforts and judgment to the provision of all of your services and to devote as much business time as is appropriate for the proper provision of services. You agree also to perform your services at such times and locations as the Company reasonably may request from time to time.

3. Consulting Fee. As full compensation, the Company will pay you a consulting fee at the rate of $100,000 per year, payable in twelve approximately equal payments monthly in arrears (the “Consulting Fee”). Upon termination of this Agreement or expiration of the term, the Company will have no further obligation to you, other than for the Consulting Fee pro–rated through the date of termination or expiration.

4. Equity Participation. (a) You shall purchase that number of Class A Common Units of Riddell Holdings, LLC (“Class A Units”) having an aggregate purchase price of $100,000, subject, however, to your being an “accredited investor,” as that term is defined in Rule 501 under the Securities Act of 1933, and subject further to the Board of Managers of Riddell Holdings, LLC approving the sale and issuance of those securities and the terms thereof. Any Class A Common Units of Riddell Holdings, LLC that you purchase shall be subject to the same put and call provisions that are applicable to management equity holders generally. (b) During the term of this Agreement, you also shall be eligible to participate in the management pool of the equity incentive plan for Class B Common Units of Riddell Holdings, LLC, subject to all terms and conditions of such plan, as in effect from time to time.

5. Relationship of the Parties. In providing services under this Agreement, you are an independent contractor. This Agreement does not create an employment relationship between you and the Company or Bell Sports. As an independent contractor, you will not attempt to bind the Company or any of its Affiliates to any obligation or pledge their credit, except with the prior written authorization of the Board. Also, because you are an independent contractor, the Company will not withhold taxes from the Consulting Fee. All taxes will be your responsibility. Also, the Company does not maintain any comprehensive general liability, workers’ compensation or other insurance covering you and, if you wish such coverage, it will be your responsibility to obtain it at your cost (except that, in your role as a director, you will be covered by any Directors and Officers insurance the Company has in place). Also, as an independent contractor, neither you nor any of your dependents will be eligible to participate in, or receive benefits under, any employee benefit plan or any other employee program or perquisite, except as otherwise expressly provided in Section 4 hereof.

6. Representations. You give the Company assurance that you are not subject to any restrictions that would prevent you from signing this Agreement or providing services under it.

7. Confidentiality, Non–Competition, Non–Solicitation and Conflicts of Interest.

(a) You acknowledge that, during your prior associations with Bell Sports, you learned of Confidential Information and, during the course of providing services under this Agreement, you may learn of Confidential Information. You agree that you will not use or disclose any Confidential Information, during the term or at any time after, other than for the benefit of the Company or Bell Sports in connection with your services during the term. You also agree that you will not disclose to or use on behalf of the Company or Bell Sports any proprietary information of any third party without that party’s consent.

(b) All documents, records and files, of any kind and in any media, that are related to the business of the Company or any of its Affiliates, and any copies, (all, together, the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree that you will return to the Company when requested, but in any event no later than the time your services under this Agreement end, all Documents then in your possession or control. All copyrightable works that you create in connection with your services shall be considered “work made for hire” and, from their creation, shall be owned exclusively by the Company.

(c) You agree that during the term and for the period of twelve (12) months following, you shall not, directly or indirectly, whether as owner, partner, investor, consultant, employee or otherwise, compete with Bell Sports within Arizona or elsewhere in the United States or undertake any planning for any business competitive with Bell Sports. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with the business of Bell Sports, as conducted or in planning during the term or during your prior associations with Bell Sports. Excluded from these restrictions, however, are your management activities for Bell Auto Parts (“BAP”) which are dictated by the license agreement between BAP and Bell Sports in effect on October 1, 2004.

(d) You also agree that during the term and for a period of twelve (12) months following: (i) you will not directly or indirectly solicit or encourage any customer of Bell Sports to terminate or diminish its relationship with Bell Sports or to conduct with you or with any other Person any business or activity which such customer conducts or could conduct with Bell Sports; (ii) you will not directly or indirectly solicit or attempt to hire any employee of Bell Sports, assist in such solicitation or attempt to hire by any other Person, or encourage any such employee to terminate his or her relationship with Bell Sports and (iii) you will not solicit or encourage any independent contractor providing goods or services to Bell Sports to terminate or diminish its relationship with Bell Sports. The hiring of Tim Brasher by BAP, however, shall not constitute a breach of your restrictions under clause (ii) of this Section 7(d).

(e) You agree that during the term you will not undertake or continue any outside activity, whether or not competitive with the business of the Company, Bell Sports or any of the other Affiliates of the Company, that could reasonably be anticipated to give rise to a conflict of interest or otherwise interfere with your duties and obligations hereunder.

(f) You give the Company assurance that you have carefully read and considered this Agreement, including the restraints imposed on you under this Section 7. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and Bell Sports and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

You further agree that, were you to breach any of the covenants contained in this Section 7, the damage to the Company and Bell Sports would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants. You and the Company further agree that, in the event that any provision of this Section 7 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

8. Termination. Notwithstanding the provisions of Section 1, this Agreement will terminate under the following circumstances:

(a) Death. In the event of your death during the term, this Agreement shall immediately and automatically terminate.

(b) Termination by the Company For Cause. The Company may terminate this Agreement on notice to you in the event that you breach in any material respect any provision of this Agreement, cease to provide services hereunder for any reason or act in a manner that is, or could reasonably be expected to be, materially harmful to the business interests or reputation of the Company or any of its Affiliates.

(c) Termination in the Event of a Change of Control. In the event of a Change of Control (as defined below) during the term, this Agreement will automatically terminate on the date of the consummation of the Change of Control.

(d) Termination by You. You may terminate this Agreement at any time on 60 days notice to the Company. The Company may elect to waive the notice period or any portion of it.

9. Definitions. For purposes of this Agreement, the following definitions will apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the person or entity specified, where control may be by management authority, equity interest or contract.

(b) “Change of Control” means (a) any change in the ownership of the Common Units of Riddell Holdings, LLC if, immediately after giving effect thereto, (i) Fenway Partners Capital Fund II, LP (hereafter, the “Investors”) and their Affiliates will hold, directly or indirectly, less than 50% of the number of Common Units held by the Investors and their Affiliates as of the Closing Date or (ii) any Person other than the Investors and their Affiliates will hold, directly or indirectly, greater than 50% of the number of outstanding Common Units of Riddell Holdings, LLC; or (b) any sale or other disposition of all or substantially all of the assets of Riddell Holdings, LLC (including, without limitation, by way of a merger or consolidation or through the sale of all or substantially all of the stock or membership interests of its direct and indirect subsidiaries or sale of all or substantially all of the assets of Riddell Holdings LLC and its direct and indirect subsidiaries, taken as a whole) to another Person (the “Change of Control Transferee”) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors and their Affiliates will have the power to elect a majority of the members of the board of managers or board of directors (or other similar governing body) of the Change of Control Transferee. As used here, “Common Units” means the aggregate of all Common Units of Riddell Holdings, LLC, regardless of class designation.

(c) “Closing Date” has the meaning ascribed to that term in the Agreement and Plan of Merger dated August 11, 2004 by and among Holdings, Riddell Holdings, LLC, Bell Sports Corp. and Bell Acquisition Corp.

(d) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom the Company or any of its Affiliates competes or does business, or with whom any of them plans to compete or do business Confidential Information also includes any information that the Company or any of its Affiliates may receive or has received from customers or others, with any understanding, express or implied, that the information would not be disclosed. Confidential Information does not include information that enters the public domain, other than through a breach by you or another Person of an obligation of confidentiality to the Company or one of its Affiliates.

(e) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or the Investors or any of their respective Affiliates.

10. Miscellaneous Provisions. This Agreement contains the entire agreement between you and the Company and replaces all prior agreements and understandings, written or oral, with respect to your services and all related matters following the Closing Date; provided, however, that this Agreement shall not supercede any outstanding obligations which you have to the Company or any of its Affiliates with respect to confidentiality or other restrictions on your activities, assignment of rights to intellectual property or with respect to any loans outstanding to you from the Company or any of its Affiliates or any rights or obligations you may have with respect to your ownership interest in the Company or any of its Affiliates. This Agreement may only be amended in writing, signed by you and an authorized representative of the Board. This Agreement may not be assigned by you without the written consent of the Board. Provisions of this Agreement shall survive termination, if so provided or if necessary for the enforcement of other surviving provisions, including without limitation Section 7. You give the Company assurance that, in accepting this Agreement, you have not relied on any promises or representations, express or implied, not expressly set forth in this Agreement.

11. Agreement Void. If the Closing Date does not occur on or before October 31, 2004, for any reason whatsoever, this Agreement shall be null and void and of no force or effect.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me no later than December 6, 2004. At the time you sign and return this Agreement, it will take effect as a legally–binding agreement between you and the Company on the basis set forth above. The enclosed copy, which you should also sign and date, is for your records.

Sincerely,

RIDDELL BELL HOLDINGS, INC.

By:

Title:

Accepted and agreed:

Signature:	/s/ Terry Lee
Date:	October 1, 2004